                                                                   Exhibit 99.1

MALCOLM BASING TO JOIN PRIMUS AS CHAIRMAN, PRIMUS U.K.;
COMPANY EXPANDS PRESENCE INTO EUROPE WITH OPENING OF NEW LONDON OFFICE

HAMILTON, BERMUDA, OCTOBER 11, 2005 - Primus Guaranty, Ltd. (NYSE: PRS), a
leader in key segments of the credit risk transfer market, announced today that it has expanded its presence into Europe, naming Malcolm P. Basing chairman of
Primus U.K. Mr. Basing will head an office Primus is opening in London and will play a key role in helping to further develop the company's business, presence and relationships across Europe.

Mr. Basing, whose appointment is effective October 17th, will report to Thomas
Jasper, Primus Guaranty's Chief Executive Officer, and will serve as a member of
Primus's management committee.

"Primus operates in a dynamic, global marketplace," said Mr. Jasper.
"Establishing a physical presence in Europe strengthens our ability to execute our focused growth strategy, which includes further expanding our core business of selling credit protection, and leveraging our core competencies to capture additional opportunities in related areas such as asset management."

"Malcolm's experience and talent make him the ideal person to help shape and drive our efforts in Europe. He brings to Primus a wealth of expertise and an excellent track record in the international capital markets and swaps businesses. He will be a great asset to our company and a strong addition to our management team," Mr. Jasper said.

"It is an exciting time to be joining Primus," said Mr. Basing. "The credit swaps market continues to grow and innovate, London is a key center of activity, and Primus has established a leadership position in its business. I welcome the opportunity to work with Tom and the Primus team to further leverage the company's market position and help to continue to drive its success."

Over the course of his career, Mr. Basing has served in a range of senior management, marketing and trading positions at leading global financial institutions in the U.K. and abroad. He joined Swiss Bank Corporation in 1984 and for eight years headed its global swaps business. He later served as Chief
Executive Officer, SBC Canada. Following SBC's merger with UBS, Mr. Basing was
Global Head, UBS Warburg Finance Group and subsequently was appointed Chief
Operating Officer, UBS Americas.

From 1992-1993, Mr. Basing served as Chairman of the International Swaps and
Derivatives Association (ISDA), the global trade association for the privately negotiated derivatives industry; he also served for 3 years as a director of the association.

Mr. Basing currently serves as Development Director for the City Disputes Panel in London, a charity set up to help financial institutions resolve disputes without resorting to litigation. He received an MA from Sidney Sussex College,
Cambridge.

ABOUT PRIMUS GUARANTY, LTD.
Primus Guaranty, Ltd., through its principal operating subsidiary, Primus
Financial Products, LLC, offers protection against the risk of default on corporate and sovereign obligations. Primus Financial assumes these risks through the sale of credit swaps to dealers, banks and portfolio managers. As a swap counterparty, Primus Financial is rated Aaa by Moody's Investor Service,
Inc. and AAA by Standard & Poor's Rating Services. Another subsidiary of Primus
Guaranty, Primus Asset Management, Inc., manages the credit swap portfolio of
Primus Financial, and provides credit swap portfolio management services to third parties.

SAFE HARBOR STATEMENT
Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the
Private Securities Litigation Reform Act of 1995.